Exhibit 99.1

AiRWA Inc. Announces Acquisition of Best Life, an Expanding Import-Export Company, to Complement Its AI Data Training Business

Smyrna, Delaware — July 27, 2026 (GLOBE NEWSWIRE) — AiRWA Inc. (Nasdaq: YYAI) (“AiRWA” or the “Company”) today announced that it has entered into a definitive agreement to acquire Hongkong Best Life Trade Co., Limited (“Best Life”), a rapidly expanding import-export company with operations across multiple international markets. The transaction includes a base purchase price of $50 million, together with contingent earn-out payments based on the achievement of specified financial milestones.

For more than a decade, Best Life has specialized in the import and export of consumer and commercial goods between Japan, Hong Kong, and mainland China. The company also operates through a subsidiary in the United Kingdom and is in the process of establishing wholly owned subsidiaries in the United States, Canada, and New Zealand, further expanding its international footprint.

Best Life’s customer base includes Alibaba Health Hong Kong, AlipayHK, Tmall, Taobao, and Cainiao, with each relationship supported by formal cooperation agreements. The business has demonstrated consistent revenue growth and expects continued expansion over the coming years. Based on current business plans, management projects annual revenue to exceed $100 million within the next three fiscal years.

Under the terms of the agreement, AiRWA will pay $30 million at closing, and $20 million within 90 days of closing, to purchase a 97% interest in Best Life through its holding company. Subject to Best Life achieving revenue targets of $10 million for fiscal year 2026, the Company will make an earn-out payment of $30 million, and if Best Life can achieve revenue of $25 million for fiscal year 2027, the Company will make an earn-out payment of $50 million. This performance-based structure aligns a substantial portion of the purchase consideration with Best Life’s future operating results and reinforces the Company’s disciplined approach to capital allocation. The closing of the acquisition is subject to customary closing conditions set forth in the agreement.

This acquisition represents an important step in AiRWA’s strategy to diversify and strengthen its revenue base while continuing to invest in its core artificial intelligence business. Revenue from the Company’s AI-focused subsidiary, 26 Rafael, continues to perform in line with management’s expectations and remains a key driver of long-term growth.

At the same time, the Company has sought to broaden its business portfolio by adding operations with attractive growth characteristics and exposure to the real economy. The acquisition of Best Life is expected to complement AiRWA’s AI data training business while reducing reliance on technology licensing activities, where counterparty risk has increased, and social media advertising operations, where revenue has remained resilient but profitability has been under pressure. In addition, as the Company continues to evaluate strategic opportunities following delays in its previously announced plans for an RWA-focused exchange joint venture, management believes Best Life’s established operating business and international growth profile provide a compelling strategic fit.

“Our approach to acquisitions is guided by financial discipline, operational performance, and long-term shareholder value,” said Guibao Ji, Chief Financial Officer of AiRWA Inc. “The earn-out structure of this acquisition closely aligns consideration with results while preserving capital and incentivizing continued execution by Best Life’s management team. We believe this transaction strengthens the Company’s revenue diversification strategy, complements our AI-focused businesses, and positions us to pursue sustainable growth across multiple sectors and geographic markets.”

About YYAI

AiRWA Inc. (Nasdaq: YYAI) is an AI-specialist company providing end-to-end full-cycle services designed to empower enterprises to transition seamlessly from raw data to intelligent applications through a closed-loop system of data generation, model refinement, and operational feedback. Through its subsidiary, Yuanyu Enterprise Management Co., Limited, AiRWA also owns advanced patents and proprietary technology for licensing out to partners worldwide for the development of localized digital matchmaking and other technology solutions. The company has been aiming to drive innovation in digital finance through AiRWA Exchange, which is intended to focus on the tokenization of real-world assets (RWA), particularly tokenized U.S. stocks.

YYAI Contact Information

Email: info@yuanyuenterprise.com

Website: www.yuanyuenterprise.com

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These may be identified by the use of words such as “expect,” “anticipate,” “believe,” “may,” “will,” “should,” “plan,” “project,” “intend,” “estimate,” and similar expressions. There can be no assurance that the benefits contemplated by the contract described herein will be achieved. Statements such as these are based on current plans, estimates, and expectations, and involve inherent risks and uncertainties. Factors that could cause actual results to differ include, but are not limited to:

●	product development risks;
●	supply chain conditions;
●	regulatory approvals;
●	market acceptance;
●	competitive dynamics;
●	the completion of the acquisition;
●	the effects of acquisitions and divestitures on current and future business operations;
●	strategic and operational uncertainties;
●	risks associated with potential litigation, financing transactions, or acquisitions;
●	macroeconomic, competitive, legal, regulatory, tax, and geopolitical factors; and
●	other risks detailed in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended April 30, 2025.

Forward-looking statements speak only as of the date they are made. Neither the Company nor any other person undertakes to update any forward-looking statements, except as required by law.